SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 12, 2004

Credit Suisse First Boston (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer
(Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5. Other Events

On February 12, 2004, Credit Suisse Group, our ultimate parent, released its financial results for the three months and year ended December 31, 2003, including the financial results of the Credit Suisse First Boston business unit, of which we are a part.

For the three months and year ended December 31, 2003, Credit Suisse Group reported net profit of CHF 1.2 billion and CHF 5.2 billion, respectively, and the Credit Suisse First Boston business unit reported net profit of CHF 290 million and CHF 1.2 billion, respectively.

We have not reported our financial results for the year ended December 31, 2003 and will report these results in connection with the filing of our annual report on Form 10-K.

We expect to report net income of USD 1.3 billion for the year ended December 31, 2003, which included an after-tax gain of USD 852 million from the sale of our Pershing unit in May 2003 and an after-tax gain of USD 74 million from the sale of our 50% stake in DLJdirect SFG Securities Inc in November 2003.  We had a net loss of USD 253 million for the year ended December 31, 2002.  Our results of operations for the year ended December 31, 2002 have been restated from the previously reported net income of USD 261 million to reflect the transfer to us as a contribution of capital of Credit Suisse First Boston Management LLC, or Management LLC, in March 2003.  The transfer of Management LLC was accounted for at historical cost in a manner similar to a pooling-of-interest accounting because Management LLC and we were under common control at the time of the transfer.  As a result of this transfer, our results for the year ended December 31, 2002, primarily those of our legacy private equity and distressed businesses and those of our Fixed Income business, were negatively impacted.  The net loss for the year ended December 31, 2002 included an after-tax gain of USD 330 million from the sale of three of our broker-dealers, CSFBdirect LLC, DLJdirect Ltd. and Autranet, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse First Boston (USA), Inc.

/s/ David C. Fisher
David C. Fisher
Chief Financial and Accounting Officer

February 12, 2004